Ex-12
   Computation of Ratio of Earnings to Fixed Charges

                                             Twelve Months Ended
                                    Dec.31  Dec.31  Dec.31  Dec.31  Dec.31
                                     1993    1994    1995    1996    1997
                                              (Thousands of Dollars)
   Fixed Charges, as defined:
   Interest on long-term debt       $16,166  15,405  14,811  14,587  13,880
   Other interest                       596   1,771   2,325   1,885   1,730
   Interest component of rents
    charged to operating expenses       183     177     227     231     264
                                    -------  ------ ------- ------- -------
   Total Fixed Charges              $16,945  17,353  17,363  16,703  15,874
                                    =======  ====== ======= ======= =======
   Earnings, as defined:
   Net income                       $18,987  20,667  27,656  28,323  29,168
   Income taxes                       9,464   9,188  19,453  18,133  17,685
   Fixed charges                     16,945  17,353  17,363  16,703  15,874
                                    ------- ------- ------- ------- -------
   Total Earnings                   $45,396  47,208  64,472  63,159  62,727
                                    ======= ======= ======= ======= =======

   Ratio-Earnings to Fixed Charges    2.68x   2.72x   3.71x   3.78x   3.95x
                                    ======= ======= ======= ======= =======


   Computation of Ratio of Earnings to Fixed Charges and Preferred & Preference Dividends

                                              Twelve Months Ended
                                     Dec.31  Dec.31  Dec.31  Dec.31  Dec.31
                                      1993    1994    1995    1996    1997
                                              (Thousands of Dollars)
   Fixed Charges, as defined:
   Interest on long-term debt       $16,166  15,405  14,811  14,587  13,880
   Other interest                       596   1,771   2,325   1,885   1,730
   Interest component of rents
     charged to operating expenses      183     177     227     231     264
                                    -------  ------ ------- ------- -------
   Total Fixed Charges              $16,945  17,353  17,363  16,703  15,874
                                     ======  ====== ======= ======= =======
   Preferred & Preference
     Dividends, as defined (a)        4,287   3,545   4,187   4,040   3,966
                                     ------  ------ ------- ------- -------
   Fixed Charges and Preferred &
     Preference Dividends           $21,232  20,898  21,550  20,743  19,840
                                     ====== =======  ====== ======= =======

   Earnings, as defined:
   Net income                       $18,987  20,667  27,656  28,323  29,168
   Income taxes                       9,464   9,188  19,453  18,133  17,685
   Fixed charges                     16,945  17,353  17,363  16,703  15,874
                                    -------  ------ ------- ------- -------
   Total Earnings                   $45,396  47,208  64,472  63,159  62,727
                                    =======  ====== ======= ======= =======

   Ratio-Earnings to Fixed
     Charges and Preferred &
     Preference Dividends             2.14x   2.26x   2.99x   3.04x   3.16x
                                    ======= ======= =============== =======

   (a) Preferred and preference dividends have been adjusted by multiplying the requirement by the ratio that income before income taxes bears to net income. Such ratios were as follows: 150% in 1993, 145% in 1994, 170% in 1995, 164% in 1996 and 161% in 1997.